Exhibit 99.1
Q3 2009 Conference Call Script
October 21, 2009 1:00 p.m.
Dan Greenfield:
Thank you. Good afternoon and welcome to the Allegheny Technologies earnings conference call for the third quarter 2009.
This conference call is being broadcast on our website at www.alleghenytechnologies.com. Members of the media have been invited to listen to this call.
Participating in the call today are Pat Hassey, Chairman, President, and Chief Executive Officer, and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
All references to net income and earnings in this conference call mean net income and earnings “attributable to ATI common stockholders”.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

Pat Hassey:
Thanks, Dan. And thank you to everyone listening on today’s call.
Our markets are showing signs of improvement and the worst appears to be behind us. We are seeing some positive data points in some markets, yet in the short term, our customers continue to be cautious and most are keeping their inventories low.
Looking at, and comparing our third quarter performance to a more normal period, we like ATI’s upside potential when our markets recover and our shipment volumes improve. In the third quarter, we were EPS positive and earned segment operating profit of $54 million. This was accomplished under difficult circumstances:
1.	Overall utilization rates of about 50-60% across our operations.

2.	A reduction in operating profit of nearly $19 million due to idle facility costs, further severance costs, and new facility start-up costs.

3.	A LIFO “catch up” of $22.5 million due to rising raw materials costs.

4.	And, while our U.S. defined pension plan is fully funded, we recorded $20 million of pension expense, primarily due to the significant negative investment returns in 2008.
These amounts are all pre-tax.

We ended the quarter with $826 million of cash on hand. We continue to self-fund our capital investments. And our balance sheet remains solid giving us financial flexibility.
We remain focused on continuing to improve our cost structure. Gross cost reductions in the first nine months of 2009 were over $121 million. We expect to exceed our 2009 cost reduction target of $150 million and expect 2009 cost reductions to be the highest in ATI’s history.
Our strategic focus on high-value products continues. Year-to-date sales of our high-value products were over 79% of total 2009 sales.
Turning to our markets —
75% of 2009 sales through the third quarter were to our core, global markets. We remain confident in the intermediate and long-term growth potential of these global markets:
•	Aerospace and defense accounted for 32% of nine months 2009 sales;

•	Electrical energy was 20% of year-to-date sales;

•	The chemical process industry and oil and gas markets accounted for 19% of sales; and

•	The medical market accounted for over 4% of total sales.

Today, ATI is more globally-focused than at any time in our history. Direct international sales reached nearly 31% of sales through the third quarter of 2009. For comparison, direct international sales were 28% of total sales for the full year 2008. We expect this trend to continue as a result of our focused sales and marketing efforts, which we expect to be further aided by the weaker dollar in 2010.
Turning to the business segments —
In the High-Performance Metals segment:
•	Compared to the second quarter 2009, shipments of our titanium-based alloys and nickel-based superalloys declined 8% and 20%, respectively, due to the ongoing inventory correction in the aerospace supply chain – for us that is mostly the jet engine segment of the market. We expect the jet engine forecast to be finalized and balanced with the current airframe forecast before year’s end.

•	Shipments of our nuclear-grade zirconium alloys to the nuclear energy market remained solid. However, total shipments of our exotic alloys declined 23% in the third quarter 2009, compared to the second quarter 2009, due to the timing of new projects for chemical processing plant construction, which use our industrial-grade zirconium alloy.

In Flat-Rolled Products:
Third quarter 2009 shipments of our high-value flat-rolled products increased 8% compared to the second quarter 2009. Some highlights:
•	Shipments of our Precision Rolled Strip® products improved by over 20% due to better demand from the global automotive market, the telecommunications and electronics market in Asia, and the U.S. housing market.

•	Shipments of our grain-oriented electrical steel products to the global electrical energy market remained relatively good, due primarily to our long term agreements with key customers.

•	On the other hand, shipments of our flat-rolled titanium products fell by over 60% primarily from project schedule push outs, not cancelations, in global industrial markets. We expect industrial titanium shipments to begin to improve in the fourth quarter and continue to improve in 2010.

Stainless steel demand appears to be in an early stage of recovery. Third quarter shipments of our standard sheet and plate products increased 7% to of 63,000 tons. While still low, this represents the best quarterly shipments of 2009. Third quarter shipments annualized at 250,000 tons is still well below our target of 300,000 to 350,000 tons per year.
ATI Allegheny Ludlum successfully implemented base-price increases in May, June, and September on standard stainless coil products.
Industry data released last week indicates that service center inventories of stainless products remained near low levels in September at a seasonally adjusted rate of 2.6 months. Many of our service center customers tell us that they continue to keep their inventories at low levels in order to avoid raw material risk and to conserve cash.
While Flat-Rolled Products segment shipments improved for many of our products, segment operating income was negatively impacted by a LIFO “catch-up” due to rising raw materials costs, primarily nickel. In the third quarter, we recorded a $6.8 million LIFO charge compared to a $26 million LIFO benefit in both the first and second quarters 2009.

In our Engineered Products segment:
Volumes remained at very depressed levels during the third quarter. We are beginning to see some modest improvement. Order entry in the past few weeks is up in most of these businesses. However, the wind energy market for our cast products is the exception with no improvement.
2009 has certainly been a challenging year. We have been dealing with the weakest global economic environment in over 70 years. ATI has remained modestly profitable in this environment, excluding special charges. We continued to make important strategic capital and R&D investments while strengthening our balance sheet. These accomplishments further differentiate us from our past, and from most of our global competitors.

We remain confident in the growth potential for our core global markets because the secular trends in these market sectors continue to be strong:
•	The next generation of airplanes will be more titanium intensive and jet engines are being designed to be hotter and lighter in order to meet more stringent “green” and fuel economy standards.

•	Oil and gas reserves are being found offshore in very deep water, which requires our high-end specialty metals. BP’s prospect in the Gulf of Mexico is a good example. It is the deepest well ever drilled by the oil and gas industry. BP reports that this well was drilled to a total depth of over 35,000 feet, that is over 6-and-a-half miles! We like deep water development. We like horizontal drilling.

•	Very large LNG supplies are being developed, such as Chevron and its partners’ enormous Gorgon project in Australia. Again, such projects require significant amounts of our specialty metals.

•	The world is focused on carbon emissions reduction, which provides significant opportunities for ATI in:
o	Nuclear electrical power generation, a safe sustainable energy. The World Nuclear Association reports that 35 reactors are being constructed and over 100 reactors are planned. ATI Nuclear Energy offers over 300 specialty metals and other specialty products to this growing global market.

o	The upgrade of the efficiency of the U.S. power distribution grid and the expansion of power distribution in emerging economies requires our grain-oriented electrical steel.

Great companies must have the vision and financial means to improve the company’s position during economic downturns.
•	During the third quarter we completed several new long-term agreements (LTAs) with key global customers, and we are working on several more. These agreements, which range from 2 to 10 years in length, are with well-known global customers in the Aerospace and Defense, Oil and Gas, Electrical Energy, and Medical markets. LTAs offer an excellent foundation for sustained growth, while developing deeper relationships with our customers.
o	One LTA worth mentioning is our new 10-year $750 million to $1 billion sourcing agreement with Rolls-Royce that we announced in September. This agreement covers disc-quality superalloys used in the compressor and hot sections of the jet engine. These are some of the most difficult jet engine specialty metals to make.

o	Customers like our class-leading technology, they like our responsiveness and reliability, and they like that ATI is investing for the future to support their current and future needs.

o	During a recent ATI market update, our managing director in the U.K. shared an example of feedback that he receives from customers. It went something like this, “The market is very aware of ATI’s continued financial capability to invest in world-class facilities, and our state-of-the-art technology, whilst others stall”.

•	We expect to close on the asset acquisition of the Crucible powder business by the end of October. This is an excellent entry point for ATI into advanced powder metals and expands our portfolio of offerings.
o	Powder metals are used in the production of complex alloy chemistries, typically when conventional processes can’t be used.

o	Prices for these products are at the high end of the price range of our major products. For example, the typical price for nickel-based superalloy powder metal products for jet engines is in the $50 to $100 per pound range.

o	While we have not yet closed on the asset purchase, technical and marketing people on both sides are excited about the possibilities powder metals bring to ATI.

o	Powder metals are a growth opportunity for ATI.
▪	More powders are being used in the latest generation of jet engines to help meet stringent “green” and fuel efficiency standards.

▪	Powders are used to produce parts as near-net shape to reduce cost and manufacturing time.

▪	We expect to invent new alloys and develop new powder metal applications through ATI’s unsurpassed manufacturing capabilities and specialty metals technology.

•	Advanced powder metals expand our specialty metals product portfolio. In addition, ATI continues to expand our industry-leading specialty metals menu with new proprietary alloys, such as:
o	(1) An innovative new titanium alloy, (2) a ground-breaking nickel-based superalloy, (3) and one of the first new armor products released to the market in over 40 years. These products are aimed at improving the manufacturability of these metals to help customers get to near-net shape quicker and at reduced costs.

o	Our new duplex stainless alloys use lower amounts of nickel and/or moly. These products are designed to be more cost effective and typically provide higher strength and better corrosion resistance than conventional stainless alloys.

o	These new products are all aimed at expanding product offerings and value to our core markets, with a segmented global reach – patented, hard to produce, and with difficult barriers to entry in regard to new technology development.

•	Finally, a quick update on our major strategic capital projects:
o	Our Bakers, North Carolina titanium and superalloy forging facility began production in the third quarter 2009. Customer qualifications are proceeding. We are pleased with the start-up and expanded product capabilities of our new forge press and radial forge.

o	We now expect our Rowley, Utah premium-grade titanium sponge facility to start up by the end of 2009.

o	The melt shop consolidation at our Brackenridge, Pennsylvania specialty melt shop is progressing. We reduce a footprint, and we expect considerable cost savings and production efficiencies from this project when it is completed in 2010.

o	Engineering, permitting, and site preparation continues on our Brackenridge, Pennsylvania advanced hot rolling and processing facility. Demolition of existing buildings on the site began in August.

o	The expansion of our Precision Rolled Strip® facility in China is essentially complete.

o	We now expect 2009 capital investments and asset acquisitions to be $475 million. This includes the Crucible asset acquisition.

Now, my closing comment before we take questions.
We are seeing some positive data points in certain markets. Many customers remain cautious and are keeping their inventories low. This uncertainty is exaggerated by recent volatility in prices of raw materials, such as nickel.
Our third quarter orders in Asia were the highest of the year, nearly twice the dollar amount of the first half 2009. Many of the projects that had been delayed after the financial market collapse are now coming back on track. We plan to watch this trend closely over the next few quarters to see if we rebuild a significant backlog.
Europe is also getting better for ATI. We are seeing improving demand from the Oil & Gas market. But demand from the European aerospace market remains soft.
To be very clear, recovering volume and the resulting revenue are the necessary keys to significantly improved financial results for ATI.

Looking ahead into 2010, we expect operating performance to improve compared to 2009. We see 2010 as a transition year to the next growth cycle in most of our core markets.
We think we are taking the right actions now to make ATI a better company, and to be ready to meet our customers’ needs when the markets recover. As a result, we expect to recover and grow faster than our core global markets.
Operator, may we have the first question, please.
Q&A Portion of the Conference Call

Dan Greenfield:
Thank you, Pat. Thanks to all of the listeners for joining us today. That concludes our conference call.